EXHIBIT 99.1

Meridian Reports Results of BSM No. 4 Well and Updates Operations

HOUSTON, Sept. 12, 2007 (PRIME NEWSWIRE) -- The Meridian Resource Corporation (NYSE:TMR) today announced initial production test results on its Blackstone Minerals No. 4 ("BSM") well, located in Polk County, Texas in the Company's East Texas Austin Chalk Play. The well was drilled vertically to approximately 13,000 feet then horizontally approximately 5,000 feet in the Austin Chalk. The well was recently tested at gross daily flow rates as high as 10.7 million cubic feet of natural gas per day ("Mmcf/d") and 1,200 barrels of oil per day ("Bopd"). Average sales from the well during its clean-up phase or the first seven days were approximately 4.5 Mmcf/d and 630 Bopd. The well continues to clean up and is producing at a stabilized rate of 2.3 Mmcf/d and 310 Bopd. Flowing tubing pressure was measured at approximately 700 pounds per square inch ("psi") through an open choke. The Company expects that the well will display similar producing characteristics to other Austin Chalk wells in the area, with the typical hyperbolic decline curve. The Company's working interest in the well is approximately 42%.

The Company is also drilling the BSM No. 2 well in this area, which is currently at approximately 17,600 feet MD. The single lateral well was drilled vertically to approximately 13,100 feet with the horizontal portion at approximately 4,500 feet. The lateral is expected to reach 5,200 feet in length. Mechanical issues associated with third party downhole directional tools have caused delays in the length of time previously estimated to drill and complete this well. Barring any unforeseen equipment or downhole issues, it is anticipated that this well will reach total depth within the next seven to ten days with completion operations expected to be completed within the next thirty days.

The Company continues to develop this resource-styled play with additional wells scheduled on a continuing basis starting next with the BSM No. 5 well and the Freeman No. 1 well. Each well is scheduled to drill and complete dual horizontal laterals extending north and south between roughly 5,000 and 6,000 feet each. The BSM No. 5 well is located approximately 1.5 miles northwest of the BSM No. 4 well. The Freeman No. 1 well is located approximately 4 miles northwest of the BSM No. 4 well. The rig currently being utilized for the drilling of the BSM No. 2 well will be moved to drill the BSM No. 5 well. The rig utilized for the BSM No. 4 well has been released, and a separate rig has been contracted to move onto the Freeman No. 1 well location. That rig is in the process of completing its current drilling obligation for an offset operator in the immediate area and is expected to be moving on site within the next thirty days. The Company's previously announced newly built rig is anticipated to be delivered during late fourth quarter.

In addition, in the immediate area, Meridian is participating in the Bear Creek No. 1-H well. This well recently reached total depth (18,900 MD) on the first of two scheduled horizontal laterals and has begun drilling the second lateral. The well is approximately five miles northeast of Meridian's primary operating area. Meridian holds approximately 7% working interest in this outside operated well.

The Company and its joint venture partners currently hold approximately 46,000 gross acres in the play. Meridian continues to increase its position in this very competitive area and anticipates being able to add an additional 12,000 to 14,000 acres in the coming months. With the increased acreage position, the number of possible drilling locations increases in general terms to between 55 and 60 wells. Meridian is the operator of the field, and, depending on participations and acreage contributions, will hold up to 75% working interest in each unit.

South Louisiana and Offshore

The Company recently drilled the West Cameron Block 332 well, located in the federal offshore waters approximately 50 miles off the southwest coast of Louisiana. The well was drilled to approximately 14,000 feet targeting the Upper Miocene sand section. The well failed to encounter hydrocarbons in the objective sands and is scheduled to be plugged and abandoned. Meridian owned a 17% working interest in the well.

Louisiana's producing fields, however, continue to yield additional reserves and production. In the Company's Thornwell Field, one of the initial discovery fields after the purchase of all of Shell Oil Company's producing and exploration fields in south Louisiana during 1998, the Company recently participated in the drilling of the Potter 33 No. 3 well located in Jefferson Davis Parish. The well was drilled to approximately 11,200 feet and logged over 100 feet of overall gas pay in the "Bol Perc" sand section. The well is scheduled to be tested in the coming days. Meridian owns approximately 40% working interest in the well.

Similarly, in the Weeks Island area, the Company recently finished a re-completion on the Myles Salt No. 32 well that extended the reserve expectations from this mature field that the Company acquired from Shell Oil during 1998. This re-completion is one of several identified projects in Weeks Island that serve as an integral part of the Company's portfolio management. This re-completion perforated only ten feet of additional section and resulted in added production of 300 Bopd with the possible extension of future productive sands in this well bore of up to an additional 75 feet.

Scheduled as part of its sequential exploitation/development operations in this prolific producing Weeks Island area, the Company recently completed another re-completion on its Smith State Unit No. C-11 well. The well had previously declined in production to the point of being non-commercial. The work resulted in a successful completion with the well producing at a rate of 1.7 Mmcf/d and 20 Bopd.

Other re-completions will be reported as they are completed in future operational updates.

On the exploration front in this region, the Company is participating in an outside operated well known as the Johnson No. 1 well which is located in Acadia Parish, Louisiana. The well recently spud with targeted sands in the Upper Frio formation at a depth of approximately 15,000 feet. Meridian owns approximately 30% working interest in the well.

Oklahoma Mid-Continent Play

In the Mid-Continent area, the Company recently reached total depth on the Benkendorf No. 21-1 well. This well was drilled in the Nash area of the Greater Carrier Hunton-Woodford de-watering play in Grant County, Oklahoma. The well was drilled to approximately 6,400 feet and was logged with possible pay as expected in the Hunton formation. As previously explained, initial production from the these wells is primarily water with small amounts of natural gas which is expected to gradually increase to commercial quantities of natural gas with less water over subsequent months. This well is scheduled to be completed, and initiate the de-watering process (if necessary) in the coming months or as soon as the gathering line can be constructed and the well tied into the line. During the course of the next four months, the Company has plans to drill or participate in the drilling of up to four additional wells with the possibility of more to follow, depending on the success of those tests. Meridian operates the field and owns approximately 80% working interest.

Texas Gulf Coast and Offshore

The outside operated ST 976 No. 2 well on the East White Point prospect located in the Nueces Bay project area in San Patricio County, Texas (northeast of Corpus Christi), was drilled to target several deep Frio sands. These are many of the same sands that were successfully found and exploited in the previously drilled B.P. America well during the fourth quarter of 2006. This well recently reached its total depth of 13,650 feet MD and logged a total of approximately 150 feet of prospective pay in numerous Frio sands located between 11,400 and 13,200 feet. The primary objective sand is the Lower Guedin sand located at about 11,600 feet (same as B.P. America well). Since the well contains several prospective pay zones below the Lower Guedin sand, the plan forward is to test and possibly fracture stimulate the lower zones first. Once completed, Meridian and the operator of the well will determine the best zones to produce depending on the results of the tests. This multiple testing and fracing of zones will take place over the next four to six weeks. Meridian owns approximately 23% working interest in this well.

The Company recently participated in the outside operated ST 974 No. 2 well also located in Nueces Bay project area. The well targeted a shallow Frio sand in a separate fault block of the East White Point field. The well was drilled to approximately 6,450 feet MD and logged prospective pay in the Frio sand section at 6,300 feet with two additional prospective sands (including the Brigham sand) above it. The well was tested in the 6,300' sand section at a gross daily flow rate of 90 barrels of oil per day and 120 Mcf per day. The well is currently producing approximately 20 Bopd into sales. The plan forward for this well is to move up the hole and test the Brigham sand (the well's primary objective). If successful, the operator will co-mingle production from both the 6,300' sand and the Brigham sand. Depending on the results of testing and production, it is anticipated that this well can be offset with an additional development well. The Company owns approximately 23% working interest in the well and its offset.

As previously announced, the ST 786 No. 12 well on the Indian Point prospect located in the Nueces Bay project area was fracture stimulated in one of two deep Anderson sand sections of the lower Frio formation. The results of the fracture stimulation suggested questionable economics. As a result, after retrieving the wireline and fish lost in the hole during re-completion attempts, operations are proceeding as planned to move up the hole to test and fracture stimulate the upper portion of the Anderson (Frio) sand. This well was drilled to a depth of approximately 15,150 feet MD and had apparent gas pay in six Frio sand intervals. The Company owns approximately 49% working interest in this well and is the operator.

Unconventional Resource Areas

In the Illinois Basin, Meridian recently spud its first well, the Farms of Meadow Hills No. 1 well. This well is currently drilling at approximately 3,950 feet and is targeting the Devonian New Albany Shale formation with an expected total depth of 4,600 feet. The plan forward for this well is to run a full suite of logs and gather core samples for thorough geochemical analysis. The Company currently owns an approximate 30,000-acre lease position. Meridian has plans for one additional well in this area between now and the end of the year. The Company's working interest in the play is 92% with Meridian as operator.

Re-cap of Data

Below is a re-capitulation of the operations affecting production discussed in this press release:

 * BSM No. 4 well tested, initial average prod 8.3 Mmcfe/d, currently at 4.2 Mmcfe/d

 * BSM No. 2 well drilling at 17,600 feet MD, lateral out 4,500 feet

 * Bear Creek Unit No. 1-H well first lateral finished, started on second lateral

 * East Texas gross acreage position increases to approximately
   46,000 acres

 * Potter 33 No. 3 well - over 100 feet net pay, scheduled for testing

 * Myles Salt 32 well re-completed, 300 Bopd

 * Smith State Unit No. C-11 well re-completed, 1.7 Mmcf/d and 20 Bopd

 * Johnson No. 1 well - spud, going to 15,000 for Frio test

 * West Cameron 332 well - dry hole

 * Benkendorf No. 21-1 well drilled to Hunton, to be completed

 * ST 976 No. 2 well - logged 150 ft net pay in Frio sands, prepping well for tests

 * ST 974 No. 2 well tested at 90 Bopd & 120 Mcf, more uphole completions scheduled

 * ST 786 No. 12 well - additional uphole completions scheduled

 * Farms of Meadow Hills No. 1 well drilling at 3,950 (New Albany
   Shale)

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas in Louisiana, Texas, Oklahoma, Kentucky and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic and other technologies to analyze prospects, define risk, target and complete high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has offices in Tulsa, Oklahoma as well as a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR".

Safe Harbor Statement and Disclaimer

Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2006.

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CONTACT:  The Meridian Resource Corporation
          Lance L. Weaver
          (281) 597-7125
          lweaver@tmrx.com
          www.tmrc.com